Exhibit 99.1
Sirna Therapeutics Shareholders Approve Acquisition by Merck & Co.
SAN FRANCISCO, CA, Dec. 28, 2006 — Sirna Therapeutics, Inc. (NASDAQ: RNAI) announced that Sirna shareholders approved the acquisition of Sirna by Merck & Co., Inc. at a special meeting today. The shareholder vote is a necessary condition for the completion of the acquisition of Sirna, a leader in the discovery and development of RNAi-based therapeutics. The acquisition is expected to close as soon as reasonably practicable, subject to satisfaction of customary closing conditions.
About Sirna Therapeutics, Inc.
Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis C, dermatology, asthma, respiratory syncytial virus (RSV) and Huntington’s disease. Sirna Therapeutics completed its Phase I clinical trial for Sirna-027 in AMD in 2005 and with its strategic partner, Allergan, Inc., is moving Sirna-027 forward into Phase II clinical trials. Sirna has selected a clinical candidate for hepatitis C virus, Sirna-034. Sirna has established an exclusive multi-year strategic alliance with GlaxoSmithKline for the development of siRNA compounds for the treatment of respiratory diseases. Sirna has a leading intellectual property portfolio in RNAi covering over 250 mammalian gene and viral targets and over 200 issued or pending patents covering other major aspects of RNAi technology, including the microRNA technology. Sirna recently announced that it was being acquired by Merck at a price of $13.00 per share in cash, for an aggregate equity purchase price of approximately $1.1 billion. Completion of this transaction is subject to customary closing conditions. More information on Sirna Therapeutics is available on the Company’s web site at http://www.sirna.com.
Sirna Forward-Looking Statement
Statements in this press release which are not strictly historical are “forward-looking” statements which are subject to many risks and uncertainties. These include the failure to satisfy the closing conditions set forth in the merger agreement between Sirna and Merck, the termination of the merger agreement, or the failure of the proposed acquisition to close or a significant delay in the closing for any reason. Risk factors are identified in Sirna’s Securities and Exchange Commission filings, including Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Sirna Contact:
Stephan Herrera
Executive Director, Investor Relations
+1 415 694 2514